EXHIBIT 21

Subsidiaries of PNM Resources, Inc.

As of December 31, 2008, PNM Resources, Inc. directly or indirectly owns all of the voting securities of the following subsidiaries:

Public Service Company of New Mexico, a New Mexico corporation that does business under the names “Public Service Company of New Mexico” and “PNM”.

Texas-New Mexico Power Company, a Texas corporation that does business under the name “Texas-New Mexico Power Company” and “TNMP”.

First Choice Power Special Purpose, LP, a Texas limited partnership that does business under its partnership name.

First Choice Power, LP, a Texas limited partnership that does business under its partnership name.

FCP Enterprises Inc., a Delaware corporation that does business under its corporate name.

TNP Enterprises, Inc., a Texas corporation that does business under its corporate name.

The remaining subsidiaries of PNM Resources, Inc. considered in the aggregate as a single subsidiary, do not constitute a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X) as of the end of the year covered by this report.